Pricing Supplement dated March 6, 2003                           Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                   File No. 333-72676
Prospectus Supplement dated November 30, 2001)               Cusip No.88319QF40

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation


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Principal Amount:  $16,500,000                            Initial Interest Rate:  2.35000%
Agent's Discount or Commission:  $41,250                  Original Issue Date *:  March 11, 2003
Net Proceeds to Issuer *:  $16,488,908.33                 Stated Maturity Date:  February 11, 2005
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Interest Category
[X]  Regular Floating Rate Note

[ ] Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate: %

[ ]  Inverse Floating Rate Note [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
     [ ] CD Rate                [ ] Federal Funds Rate  [ ] Prime Rate
     [ ] CMT Rate               [X]  LIBOR              [ ] Other (see attached)
     [ ] Commercial Paper Rate  [ ] Treasury Rate

If LIBOR:
     [ ] LIBOR Reuters Page:
     [X] LIBOR Telerate Page:  3750
     LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
         [ ] Telerate Page 7051
         [ ] Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +100 bps                       Maximum Interest Rate:     %

Spread Multiplier:  N/A                       Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 12, 2003

Interest Reset Dates: Quarterly, on the 11th day of February, May, August and November

Interest Payment Dates: Quarterly, on the 11th day of February, May, August and November

Interest  Determination  Dates:  two business days prior to each Interest  Reset
Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from February 11, 2003 to February 11, 2005
       [ ] Actual/Actual for the period from _______ to _______
       [ ]30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
     [ ] Merrill Lynch, Pierce, Fenner & Smith   [X]  Wachovia Securities
                    Incorporated                 [ ] Fleet Securities, Inc.
     [ ] Banc of America Securities LLC          [ ] J.P. Morgan Securities Inc.
     [X] Banc One Capital Markets, Inc.          [ ] Salomon Smith Barney Inc.
     [ ] Barclays Capital Inc.                   [ ] UBS Warburg LLC
     [ ] Credit Suisse First Boston Corporation  [ ] Other: ____________________
     [ ] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
     [X] Agent      [ ] Principal

If as Principal:
     [ ] The Notes are being  offered at varying  prices  related to prevailing market prices at the time of resale.
     [ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* The net proceeds to Issuer includes $30,158.33 of accrued interest. Interest will be paid from February 11, 2003.



       Terms are not completed for certain items above because such items are not applicable.